Exhibit 10.1

MagnaChip Semiconductor Corporation c/o MagnaChip Semiconductor, Ltd. 501, Teheran-ro, Gangnam-gu Seoul 06168, Korea

March 26, 2020

Via E-mail

Mr. Jonathan W. Kim

Re:	Separation Agreement

Dear Mr. Kim:

This letter agreement (this “Separation Agreement”) confirms our mutual understanding regarding your resignation from the position of Chief Accounting Officer effective as of February 28, 2020 and from the position of Executive Vice President, Chief Financial Officer of MagnaChip Semiconductor Corporation (“Parent”) and from all other positions with each of Parent’s direct and indirect subsidiaries (Parent, together with each of its direct and indirect subsidiaries, the “Company”), effective as of March 27, 2020 (the “Resignation Date”).

1. Incorporation by Reference. Reference is made to the offer letter agreement between you and MagnaChip Semiconductor, Ltd. (“MSK”) dated March 8, 2014 (the “Offer Letter”) and the letter agreement regarding severance terms entered into by you and the Company as of November 3, 2015 (the “Severance Agreement”). Except as otherwise provided herein, all terms and conditions contained in the Offer Letter and the Severance Agreement shall remain in full force and effect. If any provision contained in the Offer Letter, the Severance Agreement, or any other written agreement between you and the Company conflicts with any provision in this Separation Agreement, the provisions contained in this Separation Agreement shall govern and control. Capitalized terms used herein without definition shall have the respective meanings assigned to them in the Severance Agreement. Sections 8 (Cooperation), 9 (Taxes; Section 409A), 11 (General) and 12 (Disputes) of the Severance Agreement are hereby incorporated herein by reference, and they shall have the same effect herein as in the Severance Agreement.

2. Severance Benefit. You and the Company agree that your resignation shall not be deemed to be with “Good Reason” and shall not be deemed a Qualifying Termination; you are therefore not entitled to receive the Severance Benefit under the Severance Agreement. The Company is offering, and you have accepted, the following benefits in exchange for your execution of this Separation Agreement and the release of claims contained herein and in Exhibit A attached hereto (the “Release of Claims”):

(a) Separation Payment. The Company shall pay you an amount equal to fifty thousand U.S. Dollars ($50,000.00). This amount will be paid to you in a lump sum on the first regular payroll date that is at least fourteen (14) days after the Effective Date of the Release of Claims.

(b) Option Exercise. As of the Resignation Date, pursuant to the terms of the Parent’s 2011 Equity Incentive Plan (the “Plan”) and the option agreements dated as of March 12, 2014, June 12, 2014, September 12, 2014, December 12, 2014, June 9, 2015 and March 11, 2016, executed by you and Parent (the “Option Agreements”), you will have vested options to purchase a total of 154,910 shares of Parent common stock (the “Vested Options”). The parties agree that the Vested Options shall remain exercisable until two (2) years after the Resignation Date (March 27, 2022) (the “Extended Exercise Date”), provided that the Release of Claims has not be revoked. Other than the Vested Options and 60,196 shares of Parent common stock, you have no other equity or debt interest in the Company of any kind, including any interest in stock, stock options, or other form of profit participation. In order to exercise any portion of the Vested Options, you must tender a properly executed notice and pay the aggregate exercise price in accordance with the terms of the Plan and the Option Agreements to the Company prior to the Extended Exercise Date or you will lose all rights to the Vested Options. The Company shall provide reasonable assistance to you regarding the exercise of your Vested Options.

(c) Consulting Arrangement. Immediately after you execute this Separation Agreement and the Release of Claims, you and the Company will execute a separate consulting agreement attached as Exhibit B.

3. Release of Claims. The above severance benefits are contingent upon and subject to (i) your execution and non-revocation of both this Separation Agreement and the Release of Claims; (ii) your compliance with the restrictive covenants set forth in the Severance Agreement and in the Confidentiality Agreement and Proprietary Information and Invention Assignment Agreement referenced therein, except as superseded herein; (iii) and your compliance with all other terms of this Separation Agreement and the Release of Claims. In exchange for the benefits provided herein, you agree to execute the Release of Claims. You further agree that the receipt of any benefits provided in this Separation Agreement are conditioned upon your execution and non-revocation of the Release of Claims and that you are not entitled to any benefits provided herein absent your agreement to the Release of Claims.

4. Payment of Benefits and Compensation. You agree that, except as otherwise provided herein, you have been paid all benefits and compensation owed to you by the Company and are not entitled to any additional severance, wages, salary, benefits, equity, options, bonuses, incentive compensation, allowances, or other remuneration from the Company.

5. Statutory Severance and Repatriation Benefits. Whether or not you execute this Separation Agreement and Release of Claims, you will receive (a) all statutory severance required by the laws of the Republic of Korea and (b) all the Repatriation Expense and Repatriation Allowance provided in the Company’s Expatriate Benefit Policy for similarly situated MagnaChip Executives effective as of the date hereof.

6. Covenants.

(a) To the fullest extent permitted by applicable law, you agree that for the 12-month period following the Resignation Date, you will not, directly or indirectly, have any equity or equity-based interest, or work or otherwise provide services as an employee, contractor, officer, owner, consultant, partner, director or otherwise, in any business anywhere in the world that competes with any of the businesses of the Company. Notwithstanding the foregoing, you shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

(b) To the fullest extent permitted by applicable law, you agree that for the 12-month period following the Resignation Date, you will not, directly or indirectly, on your own behalf or on behalf of another (i) solicit, induce or attempt to solicit or induce any employee or consultant of the Company to terminate their relationship with or leave the employ of the Company, (ii) hire (or other similar arrangement) any employee who is, or at any time in the 6 months preceding the Resignation Date was, an employee of the Company, or (iii) induce or attempt to induce any customer, supplier, prospect, or licensee of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, prospect, or licensee, on the one hand, and the Company, on the other hand.

(c) To the fullest extent permitted by applicable law, you agree that for the 24-month period following the Resignation Date, you will not, directly or indirectly, on your own behalf or on behalf of another (i) solicit, induce or attempt to solicit or induce any officer, executive or director of the Company to terminate their relationship with or leave the employ of the Company or (ii) hire (or other similar arrangement) any officer, executive or director, who is, or at any time in the 6 months preceding the Resignation Date was, an officer, executive or director of the Company.

(d) You recognize and acknowledge that you have access to confidential information and/or have had or will have material contact with the Company’s customers, suppliers, licensees, representatives, agents, partners, licensors, or business relations. You agree that following the Resignation Date in perpetuity, you shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for your benefit or the benefit of any person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. Upon your resignation, you shall promptly deliver to the Company, or at the Company’s request destroy, all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes. You may respond to a lawful and valid subpoena or other legal process but shall give the Company notice as soon as practicable thereof, and, if permitted, make reasonably available to the Company and its counsel the documents and other information sought and, if requested by the Company, shall reasonably assist such counsel in resisting or otherwise responding to such process. The Company shall promptly reimburse you for all reasonable fees and costs associated with your cooperation under this Section, provided that you submit a written request (with documentation evidencing such fees and costs) for such reimbursement within 30 days of incurring such fees and costs.

(e) You shall not, at any time following the Resignation Date in perpetuity, directly or indirectly, knowingly disparage or otherwise make derogatory statements regarding the Company, or any of its successors, directors or officers which could reasonably expected to adversely affect the personal or professional reputation of the Company or any of its successors, directors, or officers. The foregoing shall not be violated by your truthful responses to legal process or inquiry by a governmental authority. The Company shall not, and shall cause its then-current executive officers not to, at any time following the Resignation Date in perpetuity, directly or indirectly, knowingly disparage or otherwise make derogatory statements regarding you which could reasonably expected to adversely affect your personal or professional reputation.

(f) You agree that the results and proceeds of your services for the Company (including any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed for the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by you, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for- hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its subsidiaries and affiliates), and the Company or such subsidiaries and affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such subsidiaries and affiliates without any further payment to you whatsoever. As to any Invention that you are required to assign, you shall promptly and fully disclose to the Company all information known to you concerning such Invention. You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that you now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(g) You agree that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, you shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such Proprietary Rights. This Section 6(f) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of your employment with, or service to, the Company. You further agree that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, you shall provide reasonable assistance to the Company to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, you shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, you shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Your obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond your resignation from the Company. The Company shall promptly reimburse you for all reasonable fees and costs associated with your cooperation under this Section, provided that you submit a written request (with documentation evidencing such fees and costs) for such reimbursement within 30 days of incurring such fees and costs.

(h) In the event that any term of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. You hereby acknowledge that the terms of this Section 6 are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company. You hereby authorize the Company to inform any future employer or prospective employer of the existence and terms of this Section 6 without liability for interference with your employment or prospective employment; provided, that such information will be only provided in response to a specific question by the employer or prospective employer regarding any existing covenants between you and the Company.

(i) The parties to this Separation Agreement intend for the provisions in Section 6 above to be severable from this Separation Agreement and enforced to the fullest extent permissible under applicable law. Should any part of the covenants in Section 6 be found to be unenforceable, it is the intent of the parties to this Separation Agreement that the remaining provisions of this Separation Agreement be enforced to the fullest extent of the law to effectuate the intent of this Section 6.

(j) The parties to this Separation Agreement agree that the provisions of this Section 6 supersede Sections 4 and 9 of the Proprietary Information and Invention Assignment Agreement

7. Entire Agreement. This Separation Agreement and the Severance Agreement (and, except as noted in the Severance Agreement, the Employment Offer Letter, the Confidentiality Agreement and the Proprietary Information and Invention Assignment Agreement referenced in the Severance Agreement) constitute the entire agreement and understanding between you and the Company with respect to the subject matter hereof and supersede all prior agreements, policies and understandings (whether written or oral), between you and the Company, relating to such subject matter (including, without limitation, any oral promise to retain you as a consultant for any period following your termination of employment and provide payments or benefits in connection therewith).

8. Choice of Law and Forum. This Separation Agreement shall in all respects be interpreted, enforced and governed by the law of the State of Delaware, without regard to conflict of law principles. The Parties agree that any claim or dispute between them shall be adjudicated exclusively in the State of Delaware and consent to personal jurisdiction in the State of Delaware and waive and agree not to assert any objection to such jurisdiction and venue on any grounds.

[Remainder of page internationally left blank, Signature page follows.]

Please confirm your agreement with the foregoing by signing and returning one copy of this Separation Agreement to the undersigned, whereupon this Separation Agreement shall become a binding agreement between you and the Company.

Very truly yours,

MAGNACHIP SEMICONDUCTOR CORPORATION

By:	/s/ Theodore S. Kim
Name:	Theodore S. Kim
Title:	Executive Vice President and
General Counsel

MAGNACHIP SEMICONDUCTOR, LTD.

By:	/s/ Theodore S. Kim
Name:	Theodore S. Kim
Title:	General Counsel

Accepted and agreed as of

the date first written above:

JONATHAN W. KIM

By:	/s/ Jonathan W. Kim
Name:	Jonathan W. Kim

EXHIBIT A

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, proceedings, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms used but not defined in this Release will have the meanings given to them in the Separation Agreement dated March __, 2020, between MagnaChip Semiconductor, Ltd. (the “Company”) and Jonathan W. Kim (“Kim”) (the “Agreement”).

For and in consideration of the severance benefits to be paid to Kim pursuant to the Separation Agreement, Kim, for and on behalf of himself and his executors, heirs, administrators, representatives, and assigns, hereby agrees to release and forever discharges the Company, its parent, MagnaChip Semiconductor Corporation, and all of their respective predecessors, successors, and past, current, and future parent entities, affiliates, subsidiary entities, investors, directors, shareholders, members, officers, general or limited partners, employees, attorneys, agents, and representatives, and the employee benefit plans in which Kim is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims that Kim has or may have had against the Company Releasees based on any events or circumstances arising or occurring on or prior to the date of execution of this Release and arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Kim’s employment by or service to the Company or the termination thereof, including without limitation any and all claims arising under national, federal, provincial, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, intentional infliction of emotional distress, whistleblowing, or liability in tort, and claims of any kind that may be brought in any court or administrative agency, and any related claims for attorneys’ fees and costs, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. § 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar national, provincial, state, or local laws of the United States, the Republic of Korea or any other jurisdiction. Kim agrees further that this Release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by Kim or his descendants, dependents, heirs, executors, administrators, or assigns. By signing this Release, Kim acknowledges that he intends to waive and release all rights known or unknown that he may have against the Company Releasees under these and any other laws.

Kim acknowledges that it is his intent to release all known and unknown claims, and that he is aware of and understands the provisions of California Civil Code Section 1542 which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

After being fully informed of his rights under the above statute, Kim expressly waives any and all rights, benefits and protections of the statute and any similar state law.

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Kim acknowledges and agrees that as of the date he executes this Release, he has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph and that he has not filed any claim against any of the Company Releasees before any local, state, federal, or foreign agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a “Proceeding”). Kim (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Kim understands that, by executing this Release, he will be limiting the availability of certain remedies and ability to pursue certain claims that he may have against the Company and Company Releasees.

By executing this Release, Kim specifically releases all claims relating to his employment and its termination under ADEA, a federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Kim acknowledges that he has been given at least 21 days in which to consider this Release; that the Company has advised him to consult with an attorney of his choice before signing this Release; and that he has had sufficient time to consider the terms of this Release. Kim represents and acknowledges that, if he executes this Release before 21 days have elapsed, he does so knowingly, voluntarily, and upon the advice and with the approval of legal counsel (if any), and voluntarily waives any remaining consideration period.

Notwithstanding the generality of the foregoing, this Release does not release (i) claims to enforce the terms of the Separation Agreement, (ii) claims for indemnification arising under any applicable indemnification obligation of the Company or (iii) claims that cannot be waived by law. Further, nothing in this Release shall prevent Kim from (a) initiating or causing to be initiated on his behalf any claim against the Company before any local, state, or federal agency, court, or other body challenging the validity of the waiver of claims under the ADEA (but no other portion of such waiver) or (b) initiating or participating in an investigation or proceeding conducted by the EEOC.

Kim understands that after executing this Release, he may revoke it within 7 days after its execution, and that this Release will not become effective and enforceable unless the 7-day revocation period passes and Kim does not revoke the Release in writing. Kim understands that this Release may not be revoked after the 7-day revocation period has passed and that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the 7-day period. This Release will become effective, irrevocable and binding on the 8th day after its execution (“Effective Date”), so long as Kim has not timely revoked it as set forth above.

Kim hereby agrees to waive any and all claims to re-employment with the Company or any of its affiliates and affirmatively agrees not to seek further employment with the Company or any of its affiliates.

The provisions of this Release will be binding upon Kim’s heirs, executors, administrators, legal representatives, and assigns. If any provision of this Release will be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release.

2

This Release will be governed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law. Any dispute or claim arising out of or relating to this Release or claim of breach hereof will be brought exclusively in the United States District Court for the District of Delaware to the extent that federal jurisdiction exists, and in the Delaware Chancery Court to the extent that federal jurisdiction does not exist. By execution of this Release, Kim acknowledges that he is waiving any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Release.

Jonathan W. Kim

Date

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EXHIBIT B

CONSULTING AGREEMENT